Exhibit 99.1

Pumatech, Inc. Acquires Motorola Subsidiary Starfish Software

•	Transaction Provides Pumatech With New, “Phone-centric” Mobile Infrastructure Solutions

SAN JOSE, Calif.—(BUSINESS WIRE)—March 31, 2003—Pumatech, Inc. (Nasdaq:PUMA – News), the leading provider of synchronization software and services, today announced it has acquired Starfish Software, Inc., a wholly owned subsidiary of Motorola (NYSE:MOT – News) and a leading provider of end-to-end mobile infrastructure solutions. Starfish will operate as a wholly owned subsidiary of Pumatech. Terms of the deal were not disclosed.

“Starfish has been a true innovator in the data synchronization space for several years, and we are excited about the opportunities this new relationship presents,” said Woodson (Woody) Hobbs, Pumatech’s president and CEO. “Moreover, we believe this transaction allows Pumatech to leverage the significant intellectual property acquired via this acquisition. It is our belief that Pumatech now controls a majority of the significant patents and IP in the area of synchronization, and that we will benefit from Starfish’s valuable product offerings and customer relationships in the wireless, enterprise and telecommunications arenas.”

Starfish, founded in 1994 by Philippe Kahn, is a leading provider of end-to-end mobile infrastructure solutions based on innovative and tightly integrated platforms comprising server, desktop and device software for mobile data synchronization, wireless connectivity and device management. The company’s flagship product, TrueSync®, is one of the most widely adopted over-the-air phone synchronization solutions in the world and provides end-to-end synchronization for wireless data services, enterprise applications, mobile devices and corporate infrastructures.

Starfish is also a co-founder of the SyncML Initiative, an organization chartered with developing synchronization standards. The SyncML Initiative has been widely adopted within the software and wireless industries, and Starfish was the first company to certify and commercially deploy SyncML-enabled server solutions.

“This acquisition combines Pumatech’s expertise with PDAs and PCs with Starfish’s expertise in the cell phone and over-the-air markets,” Hobbs said. “We believe Pumatech and Starfish will be able to deliver outstanding functionality in a broad array of environments to mobile, groupware and enterprise software users, and that we can leverage the acquisition to continue addressing the complex synchronization challenges of our customer base while also maintaining a watchful eye on overall profitability.”

“By bringing together today’s leading synchronization providers, we believe this agreement bodes well for enterprise and technology-licensing customers of both Pumatech and Starfish,” said Ed Zylka, general manager of enterprise solutions for Motorola’s Personal Communications Sector. “The combined sync technologies of these companies will help link the mobile-device and enterprise applications that business people rely on to access current information, whenever and wherever they need it.”

ABOUT PUMATECH

Pumatech, Inc. (Nasdaq:PUMA – News) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Siebel, Oracle, America Online, Yahoo!, NTT DoCoMo, Eastman Kodak and General Motors. The Company has headquarters in Silicon Valley and offices in Amsterdam, Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

ABOUT STARFISH

Founded in 1994, Starfish has established itself as a leading provider of end-to-end mobile infrastructure solutions. Starfish Managed Mobility solutions are based on its innovative and tightly integrated platforms composed of server, desktop and device software for mobile data synchronization, wireless connectivity and device management. Prior to its acquisition by Pumatech, Starfish was an independent, wholly owned subsidiary of Motorola (NYSE:MOT – News) and a founding sponsor of the SyncML Initiative.

The forward-looking statements above in this news release, including statements related to the ability to offer “phone-centric” mobile infrastructure solutions, the ability to leverage the acquired intellectual property, benefits from the product offerings and customer relationships, the ability to address complex synchronization challenges, the timing or ability to reach profitability, and the benefits of new business partnerships and products, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include uncertainties related to the effect of continued weakness of general economic factors on the overall demand for our products and services, the timing of market adoption and movement toward data synchronization and integration solutions, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East, market acceptance of the acquisition, the ability to retain key employees of Starfish, the ability to leverage the acquisition to address synchronization challenges, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, consummation of binding agreements with prospective business partners, as well as additional risk factors, as discussed in the “Risk Factors” section of Pumatech’s Annual Report on Form 10-K for the year ended July 31, 2002 and Pumatech’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Pumatech disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other product and company names may be trademarks of their respective owners.